Exhibit 2.1

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), by and between Link Media Florida, LLC (“Link” or “Buyer”), Fair Outdoor, LLC (“Seller”), and each of the principal stockholders of Seller set forth on the signature page to this Agreement (each a “Principal Stockholder” and collectively the “Principal Stockholders”), is made and entered into as of this 23rd day of July, 2015 (“Effective Date”), with reference to the following facts:

Recitals
WHEREAS Seller has obtained a billboard operating agreement and state permit for a billboard on the Florida State Fairgrounds and has built and operated such billboard for the past 13 months (the “I-4 Billboard”); and

WHEREAS Seller has obtained a billboard operating agreement which grants permission to install a second billboard on the Florida State Fairgrounds along Hwy 301 (the “Hwy 301 Billboard”); and

WHEREAS Seller has obtained a billboard operating agreement which grants permission to install a third billboard on the Florida State Fairgrounds along East Hillsborough Ave./Hwy 92 (the “Hwy 92 Billboard”); and

WHEREAS Seller wishes to sell the I-4 Billboard, the rights to develop the Hwy 301 Billboard, and an option to purchase the Hwy 92 Billboard and all other assets used or useful in connection with the I-4 Billboard, the Hwy 301 Billboard, and the Hwy 92 Billboard; and

WHEREAS Link has expressed interest in acquiring all of Seller’s right, title, and interest in the Assets and Seller is willing to convey all of its right, title, and interest in the Assets to Link if the conditions stated below are met; and

WHEREAS Link, after conducting due diligence, has agreed to purchase the Assets as described below and Seller has agreed to sell the Assets to Link.

Agreement

NOW, THEREFORE, in consideration of the above premises, the mutual representations, warranties, covenants, agreements and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby conclusively acknowledged, and upon which the parties further acknowledge that each party will rely and will expend funds in furtherance of consummation of this Agreement, and hereto agree as follows:

ARTICLE I
ASSETS TO BE ACQUIRED FROM SELLER

1.1.           Assets to Be Acquired.   Subject to the terms and conditions hereof, Seller hereby agrees to sell, assign, transfer, convey, and deliver to Buyer, and Buyer hereby agrees to purchase, acquire, and accept from Seller, the Assets which shall include all of Sellers’ right, title, and interest in and to the following (the “Assets”):

(i)	the operating agreement for the I-4 Billboard as shown in Schedule 1.1(i);
(ii)	the Florida State DOT Outdoor Advertising Permit for the I-4 Billboard as shown in Schedule 1.1 (ii);
(iii)	the physical billboard structure and all related equipment, including two Formetco LED panels measuring approximately 14 feet by 48 feet and any and all spare parts and related equipment;
(iv)	contracts for advertising on the I-4 Billboard;
(v)	the operating agreement for the Hwy 301 Billboard as shown in Schedule 1.1(v);
(vi)	except as set forth in Section 1.3 herein, all Material Contracts;
(vii)	all of Seller’s right, title, and interest in the I-4 Billboard and potential Hwy 301 Billboard;
(viii)	cash in the amount of $1000, accounts receivable (subject to pro-ration for advertising displayed before/after closing date), and any rights to any reserve funds established with the FSFA;
(ix)	all other assets owned or leased by Fair Outdoor used or useful in connection with the items referenced in items (i)-(viii) above;
(x)
all assets owned by the Principal Stockholders used or useful in connection with the items referenced in items (i)-(viii) above but specifically excluding assets which are primarily for personal use unrelated to the Business (e.g., personal automobile, home computers, cell telephones and other assets of a similar nature); and

(xi)	all goodwill associated with the Assets.

Seller agrees that the Assets shall be conveyed free and clear of all liens, claims, charges, security interests, restrictions and other encumbrances of any kind or nature (collectively, “Encumbrances”).

1.2. Ongoing Assistance for Hwy 301 Billboard.  Seller agrees to provide all reasonable assistance to permit the Hwy 301 Billboard with the Florida Department of Transportation, although Link shall be responsible for completing and submitting such application paperwork.

1.3.  Liabilities Assumed or Assets Taken Subject to Liabilities  Subject to the terms and conditions herein, and in reliance upon the representations, warranties, and agreements hereinafter set forth, Buyer shall pay, assume (or, if applicable, take subject to) and/or perform (as the case may be), only those liabilities and obligations arising under the Assets, but only to the extent that such liabilities and obligations arise or accrue as a result of the operation of the Business  after the Closing (collectively referred to as the “Assumed Liabilities”).  “Business” shall mean Seller’s operation of the Assets and as currently proposed by Seller to be conducted after the Closing.  Except for the Assumed Liabilities, Buyer shall not assume, have any responsibility for or otherwise bear the economic burden of any liability, obligation or commitment of any nature of Seller or the Business, whether now or hereafter existing, known or unknown, accrued or unaccrued or due to come due, including, without limitation, any obligations or liabilities related to the accounts payable and all other liabilities of the Billboard Business existing prior to, or arising out of events occurring prior to, the Closing (all such liabilities, obligations and commitments, collectively, the “Retained Liabilities”).  Seller acknowledges that the three sales representative contracts, debt agreement and insurance contracts set forth on Schedule 1.3 are not being assigned to Buyer and shall be Retained Liabilities.  Seller acknowledges and agrees that it shall be fully responsible for all such Retained Liabilities.

1.4 Option to Purchase Rights to Hwy 92 Billboard.  Upon completion of the Closing for the Assets and payment of the Total Purchase Price, as described below, Link shall also acquire an option to purchase all of Seller’s right, title, and interest in and to the Hwy 92 Billboard.  Seller shall provide to Link a copy of a Florida State DOT Outdoor Advertising Permit for the Hwy 92 Billboard as soon as it becomes available. Upon receipt of such permit, Link shall have the right to exercise this purchase option.  Seller agrees to use best efforts to obtain a permit from the Florida Department of Transportation for the billboard but makes no assurances as to such permit.  Such best efforts shall not include any administrative or legal proceedings.  This option shall be exercisable until 30 days after Seller provides written notice of the issuance of the Florida State DOT Outdoor Advertising Permit.  If notice of intent to exercise this option is given in writing, then a second closing shall occur within 10 business days thereof.  Seller agrees that the Hwy 92 Billboard operating agreement and permit shall be sold free and clear of all liens, claims, charges, security interests, restrictions, and other Encumbrances.  The exercise price of the option shall be Twenty-Five Thousand Dollars ($25,000), which amount shall be paid via wire to “E. Adam Webb, P.C. IOLTA Trust Account” in accordance with wiring instructions to be provided. At the second closing and thereafter, Seller agrees to promptly cooperate with Buyer in the completion of necessary documentation, as may reasonably be requested of Seller by Buyer, to include permit transfer forms, quitclaim deeds, estoppel letters, bills of sale, and like documents, within a reasonable period of time after the second closing to perfect the intentions of this Purchase Agreement.  If Link has not timely exercised this option, it shall have no further claim to the Hwy 92 Billboard and Seller shall be permitted to sell the Hwy 92 Billboard to any other party or develop it as they wish.

1.5. Other Agreements.  In addition to the assignment and transfer of the Assets as previously described, the parties further agree that at the Closing, good and marketable title to all of the Assets shall pass to Buyer, free and clear of all liens, liabilities and/or any other Encumbrances but for any liens, liabilities, or encumbrances disclosed herein, to which Buyer specifically consents in writing prior to Closing.  At Closing, Seller shall deliver to the Buyer an executed original of the “Assignment of Operating Agreement, Permit, and Related Items,” the “Bill of Sale,” estoppel letters, permit transfer forms, and like documents (the “Ancillary Agreements”).

ARTICLE II
PURCHASE PRICE

The total purchase price (“Total Purchase Price”) for the Assets shall be Two Million Dollars ($2,000,000), payable in the following manner: Two Million Dollars via wire to “E. Adam Webb, P.C. IOLTA Trust Account” in accordance with wiring instructions to be provided on the Closing.  Attached to this Agreement on Exhibit A is a closing statement of prorations (“Closing Prorations Statement”) that allocates between Buyer and Seller pro-rata the following: (i) revenue received by Seller prior to the Closing but attributable to services of the Business after the Closing (minus 15% sales commissions payable to any third parties (other than Seller or the Principal Stockholders or any of their Affiliates)), (ii) lease payments made and other expenses paid by Seller prior to the Closing but attributable to periods after the Closing, and (iii) revenue arising from invoices sent to customers of the Business prior to the Closing but attributable to services to be performed after the Closing.  The Closing Prorations Statement will identify in each case the customer, landlord, vendor, or other relevant party, the aggregate amount of the revenue received or to be received or the expense paid, the amount of the revenue or expense to be allocated to Buyer and to Seller with respect to each proration, and any other information Buyer and Seller agree to. The Total Purchase Price will be adjusted as shown on Exhibit A.

The Total Purchase Price, as adjusted pursuant to this Article II, shall be allocated among the Assets and the non-competition covenant set forth in Article V by mutual agreement of Buyer and Seller in accordance with Section 1060 of the Internal Revenue Code and the applicable Treasury Regulations.  Buyer and Seller shall determine such allocation no later than ten (10) days following the Closing Date.  Buyer and Seller agree to make all appropriate tax filings on a basis consistent with the agreed allocation, to provide a draft of any required information return to the other party, if requested, at least ten (10) days prior to filing any such return, and not to take a position on any return or in any proceeding before any court or governmental agency that is inconsistent with the terms of the agreed allocation.

ARTICLE III
CLOSING

The parties shall complete the purchase and sale of the Assets by exchanging signed documents and credits (“Closing”), at which time Buyer and Seller shall exchange all agreed upon documents.  The date upon which the Closing occurs (“Closing Date”) shall be July 23, 2015.  The parties need not meet in-person for such Closing and the Closing shall be deemed complete when all parties have signed the closing documents and delivered via scan to the opposite party. Immediately after the Closing, each of Seller, Buyer and the Principal Stockholders shall provide any originals of any documents to be delivered hereunder.

At Closing, Seller and Buyer, as applicable, shall execute and deliver any appropriate documents to reflect the transfer, to include state permit transfer form and the “Assignment of Operating Agreement, State Permit, and Related Items,” the “Bill of Sale,” estoppel letters, permit transfer forms, and any other documents reasonably requested by the Buyer.  As described above, any documents reasonably necessary to effectuate the intent of this Agreement shall be executed by Seller at the Closing, or with the Buyer’s consent, within a reasonable time frame after closing.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER AND PRINCIPAL STOCKHOLDERS

The Seller and the Principal Stockholders hereby jointly and severally represent and warrant to Link that each of the statements contained in this ARTICLE IV is true and correct and will be true and correct as of the Closing Date:

4.1.           Organization, Power and Standing.  The Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Florida, and has all requisite power and authority to own, lease and operate its properties and to carry on the Business.  Seller has no Subsidiaries.   Seller is not required to qualify to do business as a foreign entity in any other jurisdiction.

4.2.           Due Authorization; No-Conflict.  Seller has full power and authority and has taken all required action on its part (including board of manager and member approval) necessary to permit it to execute and deliver and to carry out the terms of this Agreement and the other agreements, instruments and documents of Seller contemplated hereby.  Except as set forth on Schedule 4.2, no consent, order, authorization, approval, declaration or filing, including, without limitation, any consent, approval or authorization of or declaration or filing with any governmental or non-governmental authority or any party to a Material Contract (as hereinafter defined), is required on the part of Seller for or in connection with its execution, delivery or performance of this Agreement or any of the other agreements, documents and instruments contemplated hereby, or the conduct of the Business by the Buyer after the Closing (the “Required Consents”).  Seller has no reason to believe that all of the Required Consents will not be obtained.  Subject to obtaining the Required Consents specified on Schedule 4.2, the execution, delivery and performance of this Agreement and the other agreements, documents and instruments contemplated hereby by Seller will not result in any violation of, be in conflict with, constitute a default under, or cause the acceleration of any obligation or loss of any rights under, any Legal Requirement, agreement, contract, instrument, charter, by-laws, operating agreement, partnership agreement, organizational document, license, permit, authorization, franchise or certification to which Seller is a party or by which Seller is bound.

4.3.           Validity and Enforceability; Title to Assets.  This Agreement is, and each of the other agreements, documents and instruments contemplated hereby to which Seller is a party shall be when executed and delivered by Seller, the valid and binding obligations of Seller enforceable in accordance with its terms.  The Assets include all items listed in Section 1.1 above.  None of the Assets are owned by any Principal Stockholder or any Affiliate of Seller. “Affiliate” means, with respect to Seller or any Principal Stockholder, any other person or legal entity that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.  At the Closing, Link will acquire from Seller good title to the Assets as well as all leasehold or license interests in the Assets, free and clear of all Encumbrances.

4.4.           Financial Information.  Seller has delivered to the Buyer the balance sheet of Seller as at December 31, 2014 (the December 31, 2014 balance sheet is sometimes referred to herein as the “Balance Sheet” and the date thereof is sometimes referred to as the “Balance Sheet Date”), and the unaudited statements of cash flows and income for the fiscal year then ended (the “Year End Financial Statements”).  Seller has also furnished to the Buyer the unaudited balance sheet of Seller as at June 30, 2015 and the unaudited statements of cash flows and income  of Seller for the six-month period then ended (the “Interim Financial Statements”) (the Year End Financial Statements and the Interim Financial Statements being hereinafter collectively referred to as the “Financial Statements”).  Seller has also provided its bank statements to Buyer and all other requested financial information.  The Financial Statements and the notes thereto, if any, have been provided by Seller’s accountant without review or alteration by Seller, and thus, to the best of Seller’s knowledge, they (i) are complete and accurate in all material respects and fairly present the financial condition of Seller at the respective dates thereof and the results of operations for the periods then ended, and (ii) were prepared in accordance with the books and records of Seller in conformity with generally accepted accounting principles consistently applied during the periods covered thereby.  None of the Financial Statements contains any material, non-recurring items, except as expressly set forth therein.  A “material, non-recurring item” is defined for purposes of the Paragraph as a represents a one-time expense involving an unpredictable event and is not part of a firm’s normal, day-to-day operations.

4.5.           No Material Adverse Changes.  Since its organization, (a) Seller has operated only in the usual and ordinary course of business, meaning it has conducted only activities that are necessary, normal, and incidental to the business and are common practices and customs of commercial transactions for a billboard business, (b) there has been no event or condition known to Seller or the Principal Stockholders which individually, or together with any other events or conditions known to Seller or the Principal Stockholders, has had or that could reasonably be expected to have a material adverse effect on the Assets, or the affairs, condition (financial or otherwise), prospects or results of operations of the Business or any material division of the Business; provided that an event shall not be deemed to have a material adverse effect if it arose due to general economic, market or political conditions or acts of war, terrorism, natural disasters, acts of God or comparable events.

4.6.           Contracts.  Schedule  4.6 sets forth a complete and accurate list, in each case whether written or unwritten, of all of the following contracts, agreements and arrangements with respect to Seller:

4.6.1	Contracts with respect to which Seller has any liability or obligation involving more than $1,000 in the aggregate, contingent or otherwise;

4.6.2	contracts which may extend for a term of more than three months after the Closing;

4.6.3
contracts under which the amount payable by Seller is dependent on the revenue, income or other similar measure of Seller or any other individual, corporation, partnership, trust, limited liability company, association or other entity (each, a “Person”);

4.6.4	licenses, leases, contracts, agreements and other arrangements with respect to any property of Seller, including without limitation, sales and supply contracts;

4.6.5
contracts or other arrangements which place any limitation on the method of conducting or scope of the Business including, without limitation, any agreement that contains any exclusivity, non-competition, non-solicitation or no-hire provisions;

4.6.6	contracts relating to or involving any franchise, partnership, joint venture or other similar arrangement;

4.6.7	contracts with governmental agencies, departments or authorities;

4.6.8	strategic alliance, co-marketing, co-promotion, co-packaging, joint development or similar agreements;

4.6.9	agreements, contracts, instruments, commitments, plans or other arrangements of Seller outside of the ordinary course of business; and

4.6.10
other agreements, contracts, instruments, commitments, plans or other arrangements of Seller which are material to the Business or which a reasonable purchaser would consider important in deciding whether or not to acquire Seller.

All the foregoing (whether written or unwritten), including all amendments or modifications thereto, all Real Estate Leases (as hereinafter defined) and all IP Licenses (as hereinafter defined) are sometimes collectively referred to as “Material Contracts”.  Seller has furnished to the Buyer true and correct copies of all Material Contracts (or descriptions thereof, in the case of oral contracts).  Each Material Contract (or description) sets forth the entire agreement and understanding between Seller and the other parties thereto.  Each Material Contract is valid, binding and in full force and effect as to the Seller and, to the best of Seller’s knowledge, as to any third party.   There is no event or condition which has occurred or exists which constitutes or which, with or without notice, the happening of any event and/or the passage of time, could constitute a default or breach under any such Material Contract by Seller or, to the knowledge of Seller (for purposes of this Agreement, the knowledge of Seller or any similar phrase shall be deemed to include the knowledge of any officers or employees of Seller or any outside counsel, accountants or consultants retained by Seller), any other party thereto, or could cause the acceleration of any obligation or loss of any rights of any party thereto or give rise to any right of termination or cancellation thereof.  Seller has no reason to believe that the parties to any Material Contract will not fulfill their obligations thereunder in all material respects.  Seller does not warrant any third party’s conduct after the closing.

4.7           Real Property.

4.7.1	Seller does not own any interest in real property (including any land, buildings, easements, rights of way and other real property rights).

4.7.2
Schedule 4.7.2 sets forth each interest in real property (including all land, buildings, easements, rights of way and other real property rights) leased by Seller, the lessor of such leased property, the annual rent payable by Seller in respect of such leased property, and each lease or any other arrangement under which such property is leased (the “Leased Property”).  As described in Schedule 4.7.2, Seller has no interest in any document titled a “lease” but rather three “operating agreements” with the FSFA.  These documents may or may not constitute leases but are described as “leases” hereinafter.  Seller enjoys peaceful and quiet possession of its leased premises, and is not in default or breach under any such leasehold.  Seller has not been informed that any lessor under any of the leases set forth on Schedule 4.7.2 (the “Real Estate Leases”) has taken action in respect of any Real Estate Lease or threatened to terminate any Real Estate Lease before the expiration date specified in such lease.

4.7.3
The Leased Property includes all real property necessary for the conduct of the Business and is adequate to conduct Seller’s operations as currently conducted and as proposed to be conducted.  Seller does not need to own or lease any other real property to conduct the Business.  To the best of Seller’s knowledge, the Leased Property is in compliance in all material respects with all applicable Legal Requirements.

4.7.4
None of the buildings, plant or structures related to the Business on any Leased Property currently in operation (the only such item is the I-4 Billboard) is in need of maintenance or repairs except for routine maintenance and repairs that are, individually and in the aggregate, immaterial. All utilities serving the Leased Property are adequate for the Business as currently conducted and as proposed to be conducted. Each Leased Property has adequate access for ingress from and egress to a public way, although access to the proposed sites of the Hwy 301 Billboard and the Hwy 92 Billboard may require the establishment of a new access route across FSFA property, the clearing of vegetation, and other work in order to complete installation of these new sites. Seller knows of no pending or threatened condemnation, eminent domain or similar proceeding with respect to any Leased Property.

4.8           Personal Property and Assets.   All tangible assets of Seller are in good operating condition and repair, normal wear and tear excepted, and are adequate to conduct the operations of Seller as currently conducted.

4.9           Intellectual Property.  Seller owns or possesses sufficient legal rights to use all intellectual property necessary for or used in the Business. To the best of Seller’s knowledge, Seller has not violated or infringed, is violating or infringing or, by conducting the Business, could reasonably be expected to violate or infringe any intellectual property rights of any other person or entity, and  Seller has no knowledge of any violation or infringement by any person or entity of any Company intellectual property.  Seller has not received any notice from any person or entity claiming any violation or infringement of that person or entity’s intellectual property rights.

4.10           Accounts Receivable.  To Seller’s knowledge, all of the accounts receivable of Seller are valid and enforceable claims, subject to no set off or counterclaim, and are collectable.  All accounts receivable of Seller are amounts owed for advertising space on the I-4 Billboard pursuant to advertising contracts provided by Seller to Buyer and arose out of bona fide transactions in the ordinary course of business.

4.11           Warranty Claims.  There have been no material claims against Seller alleging any defects in Seller’s services, or alleging any failure of the products or services of Seller to meet applicable specifications, warranties or contractual commitments.  Seller agrees to retain liability for any breach of warranty for products sold or services provided prior to Closing. Seller’s services perform in all material respects in accordance with all applicable specifications, warranties and contractual commitments.

4.12           Business Relationships.  Schedule 4.12 sets forth a list of all customers during the twelve calendar months ended as of June 30, 2015.  To the knowledge of Seller all suppliers, vendors and service providers which are material to Seller will continue after the Closing to sell the products and provide the services to the Buyer currently sold and provided by them to Seller.  Seller’s relationships with such customers, suppliers, vendors and service providers are good commercial working relationships.  During the previous six months, (x) no customer representing more than $1,000 of consolidated annualized revenues  has terminated or, to the knowledge of Seller threatened to terminate, its relationship with Seller, prior to the stated date of termination in any billboard lease agreement, and (y) no significant supplier, vendor or service provider has decreased or limited materially or, to the knowledge of Seller threatened to decrease or limit materially, the services, supplies or materials supplied to or purchased from Seller, or has materially changed or, to the knowledge of Seller threatened to change materially, its business relationship with Seller.  No customer has paid Seller for any billboard rental for the period beyond July 31, 2015 except as set forth in the Closing Prorations Statement.

4.13           Regulatory and Legal Compliance.  Seller is in compliance in all material respects with all Legal Requirements.  Seller has not received any notice from any governmental authority or any other Person of any alleged violation or noncompliance.  As used herein, the term “Legal Requirements” means, with respect to any Person, all foreign, federal, state and local statutes, laws, ordinances, judgments, decrees, orders, rules, regulations, policies and guidelines applicable to such Person.

4.14           Licenses and Permits.  Schedule 4.14 sets forth all licenses, permits, authorizations, franchises and certifications of governmental and non-governmental authorities held by Seller, which are material to Seller, the Assets or the Business.  Necessary DOT permits for the Hwy 301 Billboard and Hwy 92 Billboard have not been obtained and will not be obtained prior to closing.  Seller is in compliance with all such licenses, permits, authorizations, franchises and certifications, all of which are in full force and effect and will be in full force and effect and held by the Buyer immediately after giving effect to the transactions contemplated by this Agreement.  There are no other licenses, permits, authorizations, franchises or certifications which are material to Seller or the Business which Seller is required to obtain or which, in good industry practice, Seller should hold for the conduct of the Business.  Seller has no knowledge of any threatened suspension, revocation or invalidation of any such licenses, permits, authorizations, franchises or certifications, or any basis therefor.

4.15	Tax Matters.

4.15.1
Definitions.  For purposes of this Agreement, the following definitions shall apply:  “Tax” or “Taxes” means all taxes, charges, fees, levies, penalties, additions or other assessments imposed by any foreign, federal, state or local taxing authority, including, but not limited to, income, excise, property, sales, use, transfer, franchise, payroll, withholding, value added, social security or other taxes, charges or assessments, including any interest, penalties or additions attributable thereto. “Tax Returns” means all reports, estimates, declarations of estimated Tax, information statements and returns relating to, or required to be filed in connection with, any Taxes and any schedules attached to or amendments of (including refund claims with respect to) any of the foregoing.

4.15.2
Tax Returns required to be filed by or on behalf of Seller have been duly filed on a timely basis and such Tax Returns are true, complete and correct.  All Taxes owed by Seller for or with respect to any taxable period or partial taxable period ending on or before the Closing Date, whether or not stated as due on such Tax Returns, have been paid, prior to the Closing.  Seller (A) has never been audited or received notice of initiation thereof by any governmental taxing authority for which the statute of limitations for assessment of Taxes remains open, (B) has never extended any applicable statute of limitations regarding Taxes for which the statute of limitations for assessment of Taxes remains open, (C) is not liable, contractually or otherwise, for the Taxes of any other Person (other than withholding Taxes arising in the ordinary course of business), (D) has not agreed to or to its knowledge is not required to make any adjustment under Internal Revenue Code of 1986, as amended (the “Code”)  Section 481(a) or 263A, (E) has never made any payments, nor is obligated to make any payments, nor is a party to any agreement or arrangement that under certain circumstances could obligate it to make any payments that may not be deductible under Section 280G of the Code, (F) is not a party to any allocation or sharing agreement with respect to Taxes, (G) has never participated in the filing of any consolidated, combined or unitary Tax Return, (H) is not currently the beneficiary of any extension of time within which to file any Tax Return which Tax Return has not been subsequently filed, and (I) has never received notice of any claim by any authority in any jurisdiction where it does not file Tax Returns that it is or may be subject to any Taxes or future taxation in such jurisdiction.  All Taxes which Seller is required to withhold or to collect for payment have been duly withheld and collected and paid to the proper governmental entity or third party. Each of the Seller and each Principal Stockholder is a “United States person” as such term is used in Code Section 1445.

4.15.3
Seller is not a party to any joint venture, partnership or other arrangement or contract that could be treated as a partnership for federal income tax purposes. Seller has not been, at any time, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.

4.16           Litigation.  No action, arbitration, suit, proceeding or investigation is pending or, to the knowledge of Seller, threatened against Seller or, to the knowledge of Seller, against any member, officer, manager or employee of Seller in relation to the affairs of Seller. Seller is not planning to initiate any action, suit, or proceeding before any court, arbitrator or governmental authority.

4.17           Employees and Compensation.  Seller is in compliance in all material respects with all applicable Legal Requirements respecting employment and employment practices in the jurisdictions within which they operate including, without limitation, the Age Discrimination in Employment Act of 1967, as amended, the Americans with Disabilities Act of 1990, as amended, ERISA (as hereinafter defined), and state fair employment practices laws.  Seller has never had any employees.  Seller has never had any employee compensation and benefit plans, agreements, commitments, practices or arrangements of any type (including, but not limited to, plans described in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) or offered, maintained or contributed to by Seller for the benefit of current or former employees or directors of Seller, or with respect to which Seller has or may have any liability, whether direct or indirect, actual or contingent (including, but not limited to, liabilities arising from affiliation under Section 414(b), (c), (m) or (o) of the Code, or Section 4001 of ERISA).  There are no material compensation or benefit plans, agreements, commitments, practices or arrangements of any type providing benefits to employees or directors of Seller, or with respect to which Seller may have any liability.

4.18           Environmental Matters. The ownership and use of Seller’s premises and assets, the occupancy and operation thereof, and the conduct of Seller’s operations and business, are in compliance in all material respects with all applicable Legal Requirements relating to pollution, environmental protection, hazardous substances and related matters.  None of Seller, any Principal Stockholder or any predecessor has ever received any notice from any governmental authority or any other person or entity of any alleged violation or noncompliance.  There is no liability attaching to Link, the Assets or the Business as a result of any hazardous substance that may have been discharged on or released from such premises, or disposed of on-site or off-site, or any other circumstance occurring prior to the Closing or existing as of the Closing.  For purposes of this Section, “hazardous substance” shall mean oil or any other substance which is included within the definition of a “hazardous substance”, “pollutant”, “toxic substance”, “toxic waste”, “hazardous waste”, “contaminant” or other words of similar import in any foreign, federal, state or local environmental law, statute, ordinance, rule or regulation.

4.19           Insurance.  Schedule 4.19 sets forth all insurance policies under which Seller is insured, the name of the insurer of each policy, the type of policy provided by such insurer, the amount, scope and period covered thereby and a description of any material claims made thereunder.  Such insurance policies are valid and in full force and effect and are adequate to insure against all liabilities, claims and risks against which it is customary for companies similarly situated as Seller to insure. All premiums due to date under such policies have been paid, no default exists thereunder and, no insurer has made any “reservation of rights” or refused to cover all or any portion of such claims.  Seller has not received any notice of any proposed material increase in the premiums payable for coverage, or proposed reduction in the scope (or discontinuation) of coverage, under any of such insurance policies.  Seller does not warrant that the insurance currently in place on the I-4 Billboard is transferable.

4.20           Absence of Material Undisclosed Liabilities.  Except for accounts payable and accrued expenses reflected on the Balance Sheet  and other similar amounts incurred in the ordinary course of business since the Balance Sheet Date (if any), and obligations of future performance under Material Contracts set forth on a Schedule hereto and under other contracts entered into in the ordinary course in accordance with this Agreement which are not required to be listed on a Schedule hereto, as of the Closing Date, Seller will not have any material liabilities or obligations, whether absolute, accrued, contingent or otherwise, whether due or to become due for which Buyer will have any liability.

4.10           Brokers. No finder, broker, agent, financial advisor or other intermediary has acted on behalf of the Seller or the Principal Stockholders in connection with the negotiation or consummation of this Agreement or the transactions contemplated by this Agreement and no such Person is entitled to any fee, payment, commission or other consideration in connection therewith as a result of any arrangement made by any of them.

4.11           Disclosure.  The representations, warranties and other statements of Seller and the Principal Stockholders contained in this Agreement and the other documents, certificates and written statements furnished to Link by or on behalf of Seller and the Principal Stockholders pursuant hereto, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein and therein not misleading.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1           Conduct of Hwy 92 Operating Agreement.  Each of the Seller and the Principal Stockholders covenants and agrees that, except as required by this Agreement or as required by applicable law, unless the Buyer provides prior written consent (which shall not be unreasonably withheld, delayed or conditioned), between the date hereof and the Option Closing: (a) the Seller shall, and shall cause its Affiliates to (to the extent relating to the Business) (i) conduct its businesses in the ordinary course consistent with past practice as it relates to the Operating Agreement for the Hwy 92 Assets (the “Hwy 92 Operating Agreement”); (ii) use its commercially reasonable efforts to preserve intact the Hwy 92 Operating Agreement, (iii) maintain its rights and ongoing operations with respect to the Hwy 92 Operating Agreement; and (iv) comply with all applicable Law in all material respects with respect to the Hwy 92 Operating Agreement; and (b) the Seller shall not, and shall cause its Affiliates not to (to the extent relating to the Hwy 92 Operating Agreement) take, or fail to take, any commercially reasonable action that would result in any representation or warranty contained in Article IV becoming untrue or inaccurate as it relates to the Hwy 92 Operating Agreement.

5.2           Access to Information.

5.2.1
From and after the Closing, upon reasonable notice, the Seller shall, and shall cause its respective representatives and Affiliates to, (i) afford the Buyer and its authorized representatives reasonable access to the offices, properties, books and records and employees of the Business, and (ii) furnish to the authorized representatives of the Buyer such additional financial and operating data and other information regarding the Business as the Buyer may from time to time reasonably request.

5.2.2
Until the fifth anniversary of the Closing Date, the Buyer shall (i) retain the books and records and financial and operational data relating to the Business relating to periods prior to the Closing (the “Retained Information”) and (ii) upon reasonable notice, afford the representatives of the Seller reasonable access (including the right to make photocopies), all at the Seller’s expense, during normal business hours, to such Retained Information; provided, that any such access by the Seller Parties and their respective Representatives shall not unreasonably interfere with the conduct of the business of the Buyer and its Affiliates; provided, further, that the Buyer and its Affiliates shall not be required to provide access to any information or documents which would, in the judgment of the Buyer, (i) breach any agreement with any third party, (ii) constitute a waiver of the attorney-client or other privilege held by the Buyer or its Affiliates, or (iii) otherwise violate any applicable Laws; provided, further, that the provision of any accountant’s work papers shall be subject to entering into customary access letters with such accountants.

5.2.3
Until the fifth anniversary of the Closing Date, the Seller shall (i) retain the books and records and financial and operational data relating to the Business relating to periods prior to the Closing which were not otherwise Assets delivered to the Buyer; and (ii) upon reasonable notice, afford the representatives of the Buyer reasonable access (including the right to make photocopies), all at the Buyer’s expense, during normal business hours, to such books and records; provided that any such access by the Buyer and its Affiliates and their respective representatives shall not unreasonably interfere with the conduct of the business of the Seller and its Affiliates; provided, further, that the Seller and its Affiliates shall not be required to provide access to any information or documents which would, in the reasonable judgment of the Seller, (i) breach any agreement with any third party, (ii) constitute a waiver of the attorney-client or other privilege held by the Seller or its Affiliates, or (iii) otherwise violate any applicable laws; provided, further, that the provision of any accountant’s work papers shall be subject to entering into customary access letters with such accountants.

5.3           Confidentiality.

5.3.1
From and after the Closing, the Seller  and the Principal Stockholders shall, and shall cause their respective Affiliates, employees and representatives to, treat and hold, as confidential and not disclose any non-public, confidential or proprietary information concerning the Buyer and its Affiliates, the Assets, the Assumed Liabilities and/or the Business, including any notes, analyses, compilations, studies, forecasts, interpretations or other documents that are derived from, contain, reflect or are based upon any such information (the “Business Confidential Information”), refrain from using any of the Business Confidential Information, and deliver promptly to the Buyer, at the request and option of the Buyer, all tangible embodiments (and all copies) of the Business Confidential Information that constitute Assets or Assumed Liabilities which are in its possession or under its control.   Notwithstanding the foregoing, Business Confidential Information shall not include information that is (i) generally available to the public other than as a result of a breach of this 5.3.1 or other act or omission of the Seller, the Principal Stockholders or any of their Affiliates, (ii) lawfully  received after the Closing Date from a third party not known to the Seller to be under any obligation of confidentiality with respect to such information or fiduciary duty with respect to the secrecy of such information, or (iii) primarily concerning any Retained Liabilities.  In the event that any of the Seller, the Principal Stockholders  and/or their respective Affiliates, employees and representatives (each, a “Seller Party”) is required in any legal proceeding, discovery, or any subpoena, civil investigative demand, or similar process to disclose any Business Confidential Information, such Seller Party shall notify the Buyer promptly of the requirement so that the Buyer may seek an appropriate protective order or waive compliance with the provisions of this 5.3.1.  If, in the absence of a protective order or the receipt of a waiver hereunder, the Seller Party is, on the advice of counsel, required to disclose any Business Confidential Information in any legal proceeding to any governmental authority, the Seller Party may disclose such Business Confidential Information to such governmental authority; provided, that the Seller shall use commercially reasonable efforts to obtain, at the request of the Buyer, an order or other assurance that confidential treatment shall be accorded to such portion of the Business Confidential Information required to be disclosed as the Buyer shall designate.

5.4           Non-Competition.

5.4.1
No Seller Party shall, directly or indirectly: (i) for a period of five (5) years after the Closing Date (the “Restricted Period”), engage (whether as owner, operator, manager, consultant or otherwise) anywhere in the world in any Competitive Business, as strictly defined below, (ii) during the Restricted Period, solicit or attempt to induce any customer, supplier or other business relation of the Purchaser into any business relationship with a Competitive Business; or (iii) contact, solicit or approach for the purpose of offering employment to (whether as an employee, consultant, agent, independent contractor or otherwise), or hire (whether as an employee, consultant, agent, independent contractor or otherwise), any employee or consultant of the Buyer.  “Competitive Business” means the business of owning, operating, leasing, financing, managing or otherwise directly or indirectly providing billboard services within the boundaries of the FSFA facility at the Florida State Fairground located in the general Tampa greater metropolitan area and within a one-mile radius of the exterior of the boundaries of the Florida State Fairground located in the general Tampa greater metropolitan area (the “Non-Competition Zone”).  “Competitive Business” shall not include the work of any Principal Stockholder in the normal course of their profession unrelated to Seller unless it involves the permitting or erection of any new commercial billboards in the Non-Competition Zone or acting as a broker or leasing agent (or similar role) for the leasing of billboards in the Non-Competition Zone.  “Competitive Business” shall also not include the work of any Principal Stockholder on the Hwy 92 Billboard, which may be permitted, owned, and operated by Seller if Buyer does not exercise its purchase option.  Notwithstanding the foregoing, the Buyer acknowledges and agrees that Matthew Schulze may provide sign and signboard fabrication services for the FSFA for general directional signage and non-commercial signage in the Non-Competition Zone.

5.4.2
Notwithstanding the foregoing, no Seller Party shall be prohibited by 5.4.1, from acquiring or owning less than one percent (1%) of the outstanding voting power of any publicly traded company on a passive basis.

5.4.3
Each Seller Party agrees that the scope of the restrictive provisions set forth in this Section 5.4 are reasonable with respect to subject matter, time and scope and that the provisions contained in this Section 5.4 are a material inducement to Buyer’s entering into this Agreement and but for the provisions contained in this Section 5.4 the Buyer would not have entered into this Agreement.  In the event that any court determines that the subject matter, duration or geographic scope, or all of the foregoing, is unreasonable and that such provision is to that extent unenforceable, the Buyer and each Seller Party, for itself and on behalf of each other Seller Party, agree that the provision shall remain in full force and effect for the greatest time period and for the broadest subject matter and in the greatest area, as the case may be, that would not render it unenforceable.  It is specifically understood and agreed that any breach of the provisions of this Section 5.4 by any Seller Party will result in irreparable injury to the Buyer, that the remedy at law alone will be an inadequate remedy for such breach and that, in addition to any other remedy it may have, Buyer shall be entitled to enforce the specific performance of this Section 5.4 by any Seller Party through both temporary and permanent injunctive relief in any court of competent jurisdiction (without resorting to arbitration of such dispute under Section 7.9 hereof) without the necessity of proving actual damages, but without limitation of their right to damages and any and all other remedies available to them, it being understood that injunctive relief is in addition to, and not in lieu of, such other remedies

5.5   Further Action.   Upon the terms and subject to the conditions set forth in this Agreement, the parties hereto shall use reasonable best efforts to take, or cause to be taken, all appropriate action, to do or cause to be done all things necessary, proper or advisable under applicable Law, and to execute and deliver the Ancillary Agreements referenced herein and such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements. Seller shall make available to Buyer all financial records of Seller necessary for Buyer (at Buyer’s own cost and expense) to complete an audit of Seller’s financial results and assets and provide such assistance as reasonably requested by Buyer and its accountants such that Buyer may fulfill any of its obligations to report Seller’s financial results and assets in accordance with all requirements for any reporting company under the Securities Exchange Act of 1934, as amended and all associated rules and regulations of the Securities and Exchange Commission.  If following the Closing Seller receives any payment, payment instrument, invoice or notice related to the Assets, then Seller shall forward notice of such payment, payment instrument, invoice or notice to Buyer as promptly as practicable (and in no event later than seven (7) days after such receipt), and if Buyer is entitled to all or part of such funds pursuant hereto shall forward payment as promptly as practicable (and in no event later than seven (7) days after such receipt).  Seller shall provide to Buyer financial and other information reasonably related to the Billboard Business as requested by Buyer.  To the extent that any contracts, leases, permits, licenses, authorizations or other agreements owned by Seller that relate solely to the Business prior to the Closing Date are not included in the Assets, following the Closing, Seller shall promptly, upon request from Buyer or discovery of such omission by Seller, assign, transfer, convey and/or deliver such assets to Buyer, at no cost or expense to Buyer.

ARTICLE VI
INDEMNIFICATION

6.1           Survival.  The representations, warranties, covenants and agreements contained herein shall survive the Closing and any investigation or finding made by or on behalf of the Buyer, the Seller of any Principal Stockholder.  Other than a claim arising out of the representations and warranties contained in Sections 4.1-4.3 and Section 4.7 (the “Special Representations”), no action for a breach of the representations and warranties contained herein shall be brought more than eighteen months following the Closing Date.

6.2           Indemnification Limits.  The Buyer Indemnified Parties (as hereinafter defined) shall not be entitled to recover any Losses (as hereinafter defined) for breach of the representations and warranties of the Seller contained herein (a) unless and until the Buyer  Indemnified Parties’ aggregate claims therefor exceed $10,000, at which time the Buyer Indemnified Parties shall be entitled to recover Losses for all claims, including the first $10,000; provided, that in no event shall any Principal Stockholder be liable for an amount that exceeds the Purchase Price multiplied by the percentage ownership interest of the Principal Stockholder in the Company as set forth in Schedule 6.2. Notwithstanding the limitations on indemnification set forth in Section 6.1 and this Section 6.2, such limitations shall not apply to any claim against the Seller or the Principal Stockholders for fraud. For all purposes of this Article VI, when determining whether a representation or warranty of the Seller has been breached or is inaccurate and the amount of the Losses, any material adverse effect or other materiality qualifier contained in any such representation or warranty will be disregarded.

6.3           Indemnification by the Seller and the Principal Stockholders.

(a)           The Seller and Principal Stockholders shall indemnify and hold the Buyer and its Affiliates (the “Buyer Indemnified Parties”) harmless from and against all claims, liabilities, obligations, costs, damages, losses and expenses (including reasonable attorneys’ fees and costs of investigation) of any nature (collectively, “Losses”) arising out of or relating to (i) any breach or violation of the representations or warranties of the Seller set forth in this Agreement (including the schedules) or any breach or violation of the representations or warranties of the Seller or other obligations of Seller set forth in any certificate or document delivered pursuant to this Agreement, (ii) any breach or violation of the covenants or agreements of the Seller set forth in this Agreement, (iii) any breach or violation of the covenants or agreements of the Seller set forth in this Agreement (except for any breach or violation of Article V, for which indemnification shall be provided pursuant to Section 6.3(b) below) or any Retained Liabilities, as a result of the consummation of the transactions contemplated under this Agreement.

(b)           Each of the Seller and Principal Stockholders shall severally, but not jointly, indemnify and hold the Buyer Indemnified Parties harmless from and against all Losses arising out of or relating to any breach or violation by any Principal Stockholder of Article V, such that any Principal Stockholder in violation of the provisions of Article V shall be responsible for that Principal Stockholder’s breach but the other Principal Stockholders shall not be liable for the breach of Article V unless they have also breached the provisions of Article V.

6.4           Indemnification by the Buyer.  The Buyer shall indemnify and hold the Seller harmless from and against all Losses arising out of or relating to (a) any breach or violation of the representations, warranties, covenants or agreements of the Buyer set forth in this Agreement, or (b) the Assumed Liabilities.

6.5           Procedures for Indemnification of Third Party Claims.

A party or parties entitled to indemnification hereunder with respect to a third party claim (the “Indemnified Party”) will give the party or parties required to provide such indemnification (the “Indemnifier”) prompt written notice of any legal proceeding, claim or demand instituted by any third party (in each case, a “Claim”) in respect of which the Indemnified Party is entitled to indemnification hereunder.  If the Indemnifier provides written notice to the Indemnified Party stating that the Indemnifier is responsible for the entire Claim within 10 days after the Indemnifier’s receipt of written notice from the Indemnified Party of such Claim, the Indemnifier shall have the right, at the Indemnifier’s expense, to defend against, negotiate, settle or otherwise deal with such Claim and to have the Indemnified Party represented by counsel, reasonably satisfactory to the Indemnified Party, selected by the Indemnifier; provided, that (i) the Indemnified Party may participate in any proceeding with counsel of its choice and at its expense, (ii) the Buyer, at any time when it believes in good faith that any Claim has or could reasonably be expected to have a material adverse effect on the future Business or assets, affairs, condition (financial or otherwise) or prospects of the Buyer or any of its subsidiaries, may assume the defense and otherwise deal with such Claim in good faith, with counsel of its choice, and be fully indemnified therefor, (iii) the Buyer, at any time when it believes that a claim for indemnification relates to or arises in connection with any criminal proceeding, indictment or investigation, may assume the defense and otherwise deal with such Claim in good faith with counsel of its choice, and be fully indemnified therefor, (iv) the Indemnifier may not assume the defense of any Claim if an actual conflict of interest exists between the Indemnifier and the Indemnified Party that precludes effective joint representation, and (v) the Indemnified Party may take over the defense and prosecution of a Claim from the Indemnifier if the Indemnifier has failed or is failing to vigorously prosecute or defend such Claim; and provided further, that the Indemnifier may not enter into a settlement of any Claim without the written consent of the Indemnified Party unless such settlement provides the Indemnified Party with a full release from such Claim and requires no more than a monetary payment for which the Indemnified Party is fully indemnified.

The parties will cooperate fully with each other in connection with the defense of any Claim.

6.6           Right of Set-Off. If the Seller has not satisfied in cash any indemnification obligation owed by them hereunder, the Buyer or any of its Affiliates may, at their discretion, satisfy the unpaid portion of such obligation by, to the extent permitted by law, setting-off against any amounts due and owing from the Buyer or any of its Affiliates to the Seller.

ARTICLE VII
MISCELLANEOUS

7.1           Entire Agreement; Amendments and Waivers.  This Agreement, all exhibits hereto and ancillary documents contemplated hereby, and any other written agreements entered into concurrently herewith shall constitute the entire understanding of the parties as to the subject matter hereof and thereof and fully supersede all prior oral and written agreements and understandings between the parties with respect to such subject matter.  No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

7.2           Multiple Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Signatures forwarded to via fax or email shall be deemed fully effective.

7.3           Severability.  In any action brought to enforce this Agreement, the scope of any term or provision hereof will be modified or reduced to such extent, and only to such extent, as is necessary to render such term or provision enforceable.  Should any term or provision hereof (even if modified or reduced as hereinabove provided) be held contrary to, prohibited by or invalid under applicable laws or regulations, such term or provision will be inapplicable and deemed omitted here from, but will not invalidate the remaining terms and provisions hereof.

7.4           Attorneys’ Fees.  The parties agree that the prevailing party in any litigation to enforce this Agreement shall be entitled to recover attorney’s fees and costs of litigation in addition to all other remedies available at law or in equity.

7.5           Negotiated Agreement.  The parties acknowledge and agree that this Agreement is the product of negotiation between parties who have each been fully and adequately represented by counsel.  Accordingly, no provision contained in this Agreement, or any of the Exhibits hereto, shall be construed in favor of or against either party.

7.6           Titles.  The titles, captions or headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

7.7           Burden and Benefit.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.  There shall be no third party beneficiaries of this Agreement.

7.8           Authority to Execute.  Each person signing this Agreement on behalf of an entity represents and warrants, under penalty of perjury, (i) that the entity on behalf of which such person is signing has taken all action necessary to authorize the execution of this Agreement and the transactions contemplated hereby and (ii) that such person has been duly authorized to execute this Agreement on behalf of such entity.

7.9           Dispute Resolution.  Any disputed matter between the parties or any of their respective successors and assigns under or related to this Agreement shall be resolved, if good faith discussions do not resolve the matter within 30 days, by litigation in the state or federal courts of Hillsborough County, Florida.

7.10            Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given (i) when delivered by hand~~,~~ or by email or facsimile transmission if delivered during customary business hours of the recipient, otherwise on the following business day, (ii) one (1) business day following the date sent by overnight courier, or (iii) three (3) business days following the date mailed by registered or certified mail ( return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice ):

If to Buyer, to:

Link Media Florida, LLC
c/o Boston Omaha Corporation
292 Newbury Street, Suite 333
Boston, MA 02115
Tel.: (646) 450-5973
Email: jeffrey@bostonomaha.com
Attention: Jeffrey Piermont

with a copy to:

Gennari Aronson, LLP
300 First Avenue, Suite 102
Needham, MA 02494
Tel.:  (781) 719-9203
Email:  naronson@galawpartners.com
Attention:  Neil H. Aronson, Esq.

If to Seller, to:

Fair Outdoor, LLC
1900 The Exchange, SE
Suite 480
Atlanta, GA 30339
Tel: (770) 444-0773
Email:  Adam@WebbLLC.com
Attention: Adam Webb

If to the Principal Stockholders:  At the addresses set forth on Schedule 7.10 to this Agreement.

7.11               Governing Law.  This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Florida and not by choice of law principles or the laws of any other state.

7.12               Public Announcements.  No public announcement or press release concerning the transaction contemplated by this Agreement shall be made by either party, except as required by law or as required under full and fair disclosure practices for public companies, unless agreed to in writing by both parties.

7.13               Third Party Rights.  Nothing in this Agreement shall be deemed to create any right with respect to any person or entity not a party to this Agreement.

7.14               Expenses.  Whether or not the transactions contemplated hereby are consummated, all fees and expenses incurred in connection herewith including, without limitation, all legal, accounting, financial, advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation and consummation of this Agreement and the transactions contemplated hereby, shall be the obligation of the respective party incurring such fees and expenses.

7.15               Partial Invalidity.  Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

[THIS SPACE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on their respective behalf, by their respective officers thereunto duly authorized, all as of the day and year first above written.

BUYER:

LINK MEDIA FLORIDA, LLC

By:       /s/ Sean A. Cash
Name:  Sean A. Cash
Title:    President

Sworn to and subscribed before me this the _______ day of July, 2015

______________________________
Notary Public
My commission expires:

SELLER:

FAIR OUTDOOR, LLC

By:           /s/ Patti Reeves
Name:  Patti Reeves
Title:                      Member

Sworn to and subscribed before me this the _______ day of July, 2015

______________________________
Notary Public
My commission expires:

PRINCIPAL STOCKHOLDERS:

/s/ E. Adam Webb
E. Adam Webb

Sworn to and subscribed before me this the _______ day of July, 2015

______________________________
Notary Public
My commission expires:

REEVES MEDIA, LLC

By:  /s/ Patti Reeves
Patti Reeves

Sworn to and subscribed before me this the _______ day of July, 2015

_____________________________
Notary Public
My commission expires

/s/ Matthew Schulze
Matthew Schulze

Sworn to and subscribed before me this the _______ day of July, 2015

______________________________
Notary Public
My commission expires